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                              [LETTERHEAD]



January 18, 1999

Mr. Ted Briscoe

Dear Ted:

I am pleased to offer you a position as CHIEF MARKETING OFFICER for Ask Jeeves, Inc. ("the Company"). Your first day of employment will be January 20, 1999 (your "Start Date"). You will report to Robert Wrubel, president and CEO.

As Chief Marketing Officer, you will be responsible for the overall marketing efforts for Ask Jeeves, Inc., including:
     -    Marketing for Ask Jeeves sites (ask.com, Ajkids.com)
     -    Marketing for Ask Jeeves customer service
     -    Corporate marketing strategy
     -    Corporate communications
     -    Identification of market opportunities

BASE SALARY
You will receive an annual salary of $170,000, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible to participate in any employee benefit programs that are, or may become, available to a Chief Marketing Officer at Ask Jeeves.

BONUS
You will receive a guaranteed a bonus of $30,000, payable on the first year anniversary of your Start Date.
You will also be eligible to receive an additional bonus of $100,000, payable on the first anniversary of your Start Date, based on criteria which will be jointly determined between you and the Company within 30 days of your Start Date.

Please note that this bonus plan is for 1999 only, and future bonus plans, if any, will be defined at a later date.

OPTIONS
Upon your employment you will be awarded an option to purchase 800,000 shares of the Company's common stock pursuant to the Company incentive stock option

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Ted Briscoe
01/18/99
Page 2


plan (the "Plan"), vesting over a period of four years, with 25% of the shares vesting on the first anniversary of your employment, and the remaining shares vesting in 36 equal monthly installments thereafter, with a ten-year term, at a price equal to $0.3638 per share.

INVESTMENT
You will be invited to invest $1 million on the same terms and conditions, and at the same time, as the other Series B Preferred investors. Closing is expected to take place in late January or early February.

RELOCATION EXPENSE
The company will reimburse relocation related expenses for you and your family, including:
     -    Temporary housing
     -    Travel
     -    Commission on the sale of your current home
     -    Moving costs for household
     -    Closing costs on the purchase of a house
We request that you try to spend less than $150,000 in this relocation effort.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, with or without reason.

Enclosed is a summary of current Company benefits. Benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc. TriNet is a professional employer organization (PEO) contracted by Ask Jeeves to perform selected employer responsibilities on our behalf. As a result of Ask Jeeves' arrangement with TriNet, TriNet will be considered your employer of record for payroll, benefits, and other functions involving employer related administration, including your new hire enrollment processing. However, as Ask Jeeves is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the manner and means by which your work is accomplished.

For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

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Ted Brisoe
01/18/99
Page 3


I have enclosed our Confidential Information and Invention Assignment Agreement. If you accept this offer, please return to me a signed copy of this agreement.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Berkeley, California.

However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the Confidential Information and Invention Assignment Agreement between you and the Company, sets forth the terms of your employment with the Company and supercedes any prior representations or agreements, whether written or oral. This letter may not be amended or modified except by written agreement signed by the Company and by you. This offer expires on January 18, 1999.


Welcome to Ask Jeeves!


Sincerely,




/s/ Robert Wrubel
Robert Wrubel
President
Ask Jeeves, Inc.

Enclosures

Accepted:



/s/ Ted Briscoe                              January 18, 1999
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Ted Briscoe                                  Date